UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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Lincoln Educational Services Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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200 Executive Drive, Suite 340 West Orange, New Jersey 07052

March 24, 2010

Dear Shareholder:

You are invited to attend the 2010 Annual Meeting of Shareholders of Lincoln Educational Services Corporation to be held on April 30, 2010, at the Wilshire Grand Hotel, 350 Pleasant Valley Way, West Orange, New Jersey 07052, at 10:00 a.m. local time.

At this year’s meeting, you will be asked to elect 10 directors and to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2010.  The accompanying Notice of Meeting and Proxy Statement describe these matters. We urge you to read this information carefully.

Our board of directors unanimously believes that the election of the nominees for directors and the ratification of the selection of independent registered public accounting firm are in the best interests of the company and its shareholders and, accordingly, recommends a vote FOR the election of the nominees for directors and FOR the ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm.

In addition to the formal business to be transacted, management will report on the progress of our business and respond to comments and questions of general interest to shareholders.

We sincerely hope that you will be able to attend and participate in the meeting. Whether or not you plan to come to the meeting, it is important that your shares be represented and voted. You may vote your shares by completing the accompanying proxy card or giving your proxy authorization via the Internet. Please read the instructions accompanying the proxy card for details on giving your proxy authorization via the Internet.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF
PROXY MATERIALS FOR OUR ANNUAL MEETING

Our proxy statement and our 2009 annual report to stockholders are available at
http://www.lincolnedu.com/proxy

YOUR VOTE IS IMPORTANT!

Please vote as promptly as possible by using the Internet or by signing, dating and returning the proxy card
mailed to those who receive paper copies of this proxy statement.

BY COMPLETING AND RETURNING THE ACCOMPANYING PROXY CARD OR BY GIVING YOUR PROXY AUTHORIZATION VIA THE INTERNET, YOU AUTHORIZE MANAGEMENT TO REPRESENT YOU AND VOTE YOUR SHARES ACCORDING TO YOUR INSTRUCTIONS. SUBMITTING YOUR PROXY NOW WILL NOT PREVENT YOU FROM VOTING IN PERSON AT THE ANNUAL MEETING, BUT WILL ASSURE THAT YOUR VOTE IS COUNTED IF YOUR PLANS CHANGE AND YOU ARE UNABLE TO ATTEND.  TO ENSURE THAT YOUR VOTE WILL BE COUNTED, PLEASE CAST YOUR VOTE BEFORE 5:00 P.M. (EASTERN TIME) ON APRIL 29, 2010.

Sincerely,
/s/ David F. Carney
David F. Carney
Executive Chairman

LINCOLN EDUCATIONAL SERVICES CORPORATION

200 Executive Drive, Suite 340

West Orange, New Jersey 07052

NOTICE OF

2010 ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON APRIL 30, 2010

To the Shareholders of Lincoln Educational Services Corporation:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Lincoln Educational Services Corporation, a New Jersey corporation (the “Company”), will be held on April 30, 2010, at the Wilshire Grand Hotel, 350 Pleasant Valley Way, West Orange, New Jersey 07052, at 10:00 a.m. local time. At the annual meeting, shareholders will be asked:

1.	To elect 10 directors to serve until the Company’s next annual meeting of shareholders and until their successors are duly elected and qualified.

2.	To ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for our fiscal year ending December 31, 2010.

3.	To transact such other business as may properly come before the annual meeting or any adjournment or postponement thereof and may properly be voted upon.

The board of directors of the Company has fixed the close of business on March 15, 2010 as the record date for the determination of shareholders entitled to notice of and to vote at the annual meeting and any adjournment or postponement thereof.

All shareholders are cordially invited to attend the annual meeting in person. Shareholders of record as of the close of business on March 15, 2010, the record date, will be admitted to the annual meeting upon presentation of identification. Shareholders who own shares of the Company’s common stock beneficially through a bank, broker or other nominee will be admitted to the annual meeting upon presentation of identification and proof of ownership or a valid proxy signed by the record holder. A recent brokerage statement or a letter from a bank or broker are examples of proof of ownership. If you own shares of the Company’s common stock beneficially and want to vote in person at the annual meeting, you should contact your broker or applicable agent in whose name the shares are registered to obtain a broker’s proxy and bring it to the annual meeting in order to vote.

WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE RETURN YOUR PROXY (BY COMPLETING AND RETURNING THE ACCOMPANYING PROXY CARD OR BY GIVING PROXY AUTHORIZATION VIA THE INTERNET) AS PROMPTLY AS POSSIBLE TO ENSURE YOUR REPRESENTATION AT THE MEETING. EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE ANNUAL MEETING. TO ENSURE THAT YOUR VOTE WILL BE COUNTED, PLEASE CAST YOUR VOTE BEFORE 5:00 P.M. (EASTERN TIME) ON APRIL 29, 2010.

By Order of the Board of Directors
/s/ Kenneth M. Swisstack
Kenneth M. Swisstack
Corporate Secretary
West Orange, New Jersey
March 24, 2010

LINCOLN EDUCATIONAL SERVICES CORPORATION
200 Executive Drive, Suite 340
West Orange, New Jersey 07052

PROXY STATEMENT
FOR
2010 ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON APRIL 30, 2010

GENERAL

This Proxy Statement is provided to the shareholders of Lincoln Educational Services Corporation, a New Jersey corporation (the “Company”), to solicit proxies, in the form enclosed, for use at the Annual Meeting of Shareholders of the Company to be held on April 30, 2010, at the Wilshire Grand Hotel, 350 Pleasant Valley Way, West Orange, New Jersey 07052, at 10:00 a.m. local time, and any and all adjournments or postponements thereof. The board of directors knows of no matters to come before the annual meeting other than those described in this Proxy Statement. This Proxy Statement and the enclosed form of proxy are first being mailed to shareholders on or about March 26, 2010.

Solicitation

This solicitation is made by mail on behalf of the board of directors of the Company. The Company will pay for the costs of the solicitation. Further solicitation of proxies may be made, including by mail, telephone, fax, in person or other means, by the directors, officers or employees of the Company or its affiliates, none of whom will receive additional compensation for such solicitation.  The Company will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to their customers or principals who are the beneficial owners of shares of the Company’s common stock, no par value per share.

Voting Procedures

Only those holders of our common stock of record as of the close of business on March 15, 2010, the record date, will be entitled to notice of and to vote at the annual meeting. A total of 25,944,560 shares of the common stock were issued and outstanding as of the record date. Each share of common stock entitles its holder to one vote. Cumulative voting of shares of common stock is not permitted.

Shareholders of record can vote either in person at the annual meeting or by proxy whether or not they attend the meeting.  To vote by proxy, a shareholder must either: (a) fill out the enclosed proxy card, date and sign it, and return it in the enclosed postage-paid envelope, or (b) vote by Internet (instructions on Internet voting accompany the proxy card).

The presence in person or by proxy of holders of a majority of the outstanding shares of the common stock entitled to vote will be necessary to constitute a quorum to transact business at the annual meeting. Abstentions and broker non-votes will be treated as present for purposes of determining the existence of a quorum. At the annual meeting, directors will be elected by a plurality of the votes cast and a majority of the votes cast will be required to ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm.  Abstentions, however, will not be counted as votes “for” or “against” the election of directors or “for” or “against” the ratification of the appointment of Deloitte & Touche LLP.  It is expected that brokers will have discretionary power to vote on each of the proposals except with respect to the election of directors.

Effective January 1, 2010, the election of directors is no longer considered to be a routine matter, and your broker will not have discretion to vote “for” the election of our directors unless you specifically instruct your broker to do so by returning your signed voting instruction card. If you do not provide voting instructions to your broker, your shares will not be voted for any director nominee or on any proposal on which your broker does not have discretionary authority (resulting in a broker non-vote). Broker non-votes will have the same effect as a vote against a proposal, but will have no effect on the election of directors.

Shares of the common stock represented by properly executed proxies in the form enclosed that are timely received by the Secretary of the Company and not validly revoked will be voted as specified on the proxy. If no specification is made on a properly executed and returned proxy, the shares represented thereby will be voted FOR the election of each of the 10 nominees for director named in this Proxy Statement and FOR the ratification of the appointment of Deloitte & Touche LLP as the independent registered public accounting firm of the Company.  If any other matters properly come before the annual meeting, it is the intention of the persons named in the accompanying proxy to vote such proxies in their discretion. In order to be voted, each proxy must be filed with the Secretary of the Company prior to exercise.

Revocability of Proxies

Shareholders may revoke a proxy at any time before the proxy is exercised. This may be done by filing a notice of revocation of the proxy with the Secretary of the Company, by filing a later-dated proxy with the Secretary of the Company or by voting in person at the annual meeting.

PROPOSAL NUMBER ONE—ELECTION OF DIRECTORS

Shareholders will be asked at the annual meeting to elect 10 directors.  Our bylaws allow for a minimum of three directors and a maximum of 11 directors. Each elected director will hold office until the next annual meeting of shareholders and until the director’s successor is duly elected and qualified.  The board of directors knows of no reason why any of the nominees would be unable or unwilling to serve, if elected, but if any nominee should for any reason be unable or unwilling to serve, if so elected, the proxies received by the Company will be voted for the election of such other person for the office of director as the board of directors may recommend in the place of such nominee.

Shareholders may withhold authority to vote their proxies for either (i) the entire slate of nominated directors by checking the box marked WITHHOLD AUTHORITY on the proxy card, or (ii) any one or more of the individual nominees, by following the instructions on the proxy card. Instructions on the accompanying proxy card that withhold authority to vote for one or more of the nominees will cause any such nominee to receive fewer votes.

Upon recommendation of the Nominating and Corporate Governance Committee, the following 10 persons have been selected by the board of directors as nominees for election to the board of directors: David F. Carney, Shaun E. McAlmont, Alexis P. Michas, James J. Burke, Jr., Paul E. Glaske, Peter S. Burgess, J. Barry Morrow, Celia H. Currin, Charles F. Kalmbach and Alvin O. Austin. All of the nominees are incumbent directors, except for Mr. Austin. In addition, Jerry G. Rubenstein, a current director, has informed us of his decision not to stand for re-election upon the expiration of his current term as a member of our board of directors. Additional information about these nominees is provided in the table and biographical information that follow.

Required Vote

A plurality of the votes cast at the annual meeting is required for the election of directors.

The board of directors unanimously recommends a vote FOR each of the named nominees.

BOARD OF DIRECTORS AND EXECUTIVE OFFICERS

The following sets forth certain information concerning the directors and executive officers of the Company as of the record date for the annual meeting:

Name	Age	Position Held

David F. Carney (1)	70	Executive Chairman and Chairman of the Board of Directors
Shaun E. McAlmont	44	President and Chief Executive Officer, Director
Scott M. Shaw	47	Executive Vice President and Chief Administrative Officer
Cesar Ribeiro	45	Senior Vice President, Chief Financial Officer and Treasurer
Alexis P. Michas (1) (4)	52	Director
James J. Burke, Jr. (1) (3)	58	Director
Paul E. Glaske (3) (4) (5)	76	Director
Peter S. Burgess (2) (5)	67	Director
J. Barry Morrow (3) (4) (5)	57	Director
Celia H. Currin (2) (4) (5)	61	Director
Charles F. Kalmbach (2) (3) (5)	63	Director
Alvin O. Austin (2) (5)	68	Director
__________

(1) Member of the Executive Committee.
(2) Member of the Audit Committee.
(3) Member of the Compensation Committee.
(4) Member of the Nominating and Corporate Governance Committee.
(5) Independent Director.

David F. Carney joined us in 1999 and currently serves as our Executive Chairman and Chairman of our board of directors.  Prior to assuming this position, Mr. Carney served as our Chief Executive Officer and Chairman of the board of directors, prior to which he served as a consultant following the sale of his two school companies. Prior to joining Lincoln, Mr. Carney spent 20 years in various capacities with British Oxygen Group Limited, including CFO and Vice President of Development of the Education Services Division which operated 25 technical schools. From 1990 to 1992, Mr. Carney was President of the Massachusetts Association of Private Career Schools. Mr. Carney received a B.S. from Seton Hall University.   Mr. Carney has over 30 years of experience in the career education industry and has been an executive officer at Lincoln for over 10 years.  His proven record of leadership, combined with his extensive knowledge of our industry and his critical role in creating and executing our strategy, positions him well to continue to serve as Chairman of the board of directors.

Shaun E. McAlmont joined us in 2005 and currently serves as our President and Chief Executive Officer.  Prior to taking this position, Mr. McAlmont served as Chief Operating Officer, Executive Vice President and Group Vice President of the Company. Prior to joining Lincoln, Mr. McAlmont spent six years as an executive with the Alta Colleges Corporation serving as President of Westwood College Online and prior to that as a Regional Vice President for Alta.  Mr. McAlmont earned his B.S. from Brigham Young University and his M.A. in Education from the University of San Francisco. Mr. McAlmont has held several key positions at Lincoln and his knowledge of our business provides our board with valuable perspectives that are necessary to advance our business and the interests of our shareholders.

Scott M. Shaw joined us in 2001 and currently serves as our Executive Vice President and Chief Administrative Officer.  Prior to taking this position, Mr. Shaw served as Executive Vice President and Senior Vice President of Strategic Planning and Business Development.  Prior to joining Lincoln, Mr. Shaw was a partner at Stonington Partners, Inc., where he had been since 1994. As a partner at Stonington, Mr. Shaw was responsible for identifying, evaluating and acquiring companies and then assisting in the oversight of these companies through participation on the board of directors. In addition, Mr. Shaw worked closely with senior management to develop long-term strategic plans, to evaluate acquisition and new investment opportunities, to assist with refinancings, and to execute on the final sale of the company either to the public or to another company. Mr. Shaw also served as a consultant to Merrill Lynch Capital Partners Inc., a private investment firm associated with Merrill Lynch & Co., Inc. from 1994 through 2000. Mr. Shaw holds an M.B.A. from the Wharton School of Business and a B.A. from Duke University.

Cesar Ribeiro joined us in 2004 and currently serves as our Senior Vice President, Chief Financial Officer and Treasurer. From September 2002 through June 2004, Mr. Ribeiro was self-employed providing both consulting services and private money management services. Prior to that, he was an audit partner with Arthur Andersen LLP, where he had been since 1987. Mr. Ribeiro holds a B.S. from Rutgers University.

Alexis P. Michas has served on our board of directors since 1999. He has been the Managing Partner of Stonington Partners, Inc., an investment management firm since 1996.  Mr. Michas is the founder and Managing Partner of Juniper Investment Company, LLC since 2008.  Mr. Michas received an A.B. from Harvard University and an M.B.A. from Harvard University Graduate School of Business Administration. Mr. Michas also is a director of BorgWarner Inc., PerkinElmer, Inc., Air Tran Airways, Inc. and a number of privately-held companies.   Mr. Michas’ knowledge of complex financial and operational issues and his hands-on knowledge of our Company’s history make him a valued member of the board.  Mr. Michas brings 25 years of private equity experience across a wide range of industries and a successful record of managing investments in public companies.  He also brings extensive transactional expertise including with mergers and acquisitions, initial public offerings, debt and equity offerings and bank financings.

James J. Burke, Jr. has served on our board of directors since 1999. He has been a partner and director of Stonington Partners Inc. since 1994. He received a B.A. from Brown University and an M.B.A with Distinction from Harvard University Graduate School of Business Administration. Mr. Burke also serves on the board of directors of Ann Taylor Stores Corporation and a number of non-profit organizations.   Mr. Burke brings extensive financial and business knowledge to the board through his engagement in private equity investing since 1981.   For 19 years, he was also a director of Educational Management Corporation, a publicly-traded provider of career education. Throughout his career, he has been responsible for sourcing and analyzing investment opportunities, where he has developed both expertise and significant knowledge regarding the managerial, operational and financial aspects of a business.

Paul E. Glaske has served on our board of directors since 2004. Mr. Glaske was Chairman and Chief Executive Officer from April 1992 until his retirement in 1999 of Blue Bird Corporation, a leading manufacturer of school buses, motorhomes and a variety of other vehicles. He currently serves on the board of directors of Camcraft, Inc., Energy Transfer Partners and Energy Transfer Equities.  He is also on the Senior Council of the Texas Association of Business. Mr. Glaske earned his B.S. in Business Administration from Bob Jones University and his M.B.A. from Pepperdine University.  In the past five years, Mr. Glaske also served as a director of BorgWarner Inc.  As a former Chief Executive Officer with extensive experience as a board member on numerous public and private companies, Mr. Glaske has a comprehensive understanding of the role of an effective board of directors.

Peter S. Burgess, CPA has served on our board of directors since 2004. In 1999, Mr. Burgess retired from Arthur Andersen LLP where he was an accounting and business advisory partner serving numerous manufacturing, insurance and financial services enterprises. Following his retirement, he has provided consulting services specializing in litigation support, mergers and acquisitions and audit committee responsibilities under securities exchange requirements and the Sarbanes-Oxley Act. Mr. Burgess is also a director and chair of the audit committees of PMA Capital Corporation and John Hancock Trust and Funds II.  Mr. Burgess earned a B.S. in Business Administration from Lehigh University.   Mr. Burgess’ prior employment at Arthur Andersen, as well as his experience dealing with accounting principles, financial reporting rules and regulations and evaluating financial results, makes him a skilled advisor and a valuable asset, both on our board of directors and on our audit committee.

J. Barry Morrow has served on our board of directors since 2006.  He served as the Chief Executive Officer and Director of Collegiate Funding Services from 2002 until 2006 when the company was acquired by JPMorgan Chase. Mr. Morrow held the position of President and Chief Operating Officer of Collegiate Funding from 2000 to 2002. Prior to joining Collegiate Funding Services, Mr. Morrow served with the U.S. Department of Education as the General Manager of Financial Services for the Office of Student Financial Assistance and with SallieMae as Vice President of Regional Operations. Mr. Morrow holds a B.A. from Virginia Tech and a M.A. in public administration from George Washington University.  Mr. Morrow has over 25 years experience in the education credit industry.  His extensive management experience at the U.S. Department of Education, SallieMae and Collegiate Funding Services provides the board with a unique perspective on the issues facing companies in our industry.

Celia H. Currin has served on our board of directors since 2006.  Ms. Currin is the founder and CEO of BenchStrength Marketing, a marketing consultancy group focused on the information and media industries and of WhisperStreet.biz, an automatic website maker for small businesses. Prior to founding BenchStrength in 2003, Ms. Currin spent 25 years in a variety of senior management roles with Dow Jones & Company. She is the President of the board of directors of Poets & Writers, the nation’s largest non-profit organization serving creative writers. Ms. Currin received her M.B.A. from Harvard Business School and her B.S from the University of Oregon.   Ms. Currin’s business leadership skills and marketing knowledge makes her a key contributor to our board and provides the board with valuable insight and expertise.

Charles F. Kalmbach has served on our board of directors since 2008. Mr. Kalmbach has over 30 years of experience in a variety of industries including financial, professional and business services, healthcare and non-profit organizations. Since retiring as a Global Managing Partner of Accenture, Ltd., he has served as the CEO of DBM, Inc., the global human capital management firm, and as Princeton University's Chief Administrative Officer. He has served as the Vice Chairman of the Board of the University Medical System at Princeton, Chair of the Audit Committee of the Board of Resources for the Future in Washington, D.C.; and as a member of the board of directors of Midwest Airlines. Mr. Kalmbach earned his B.S., MA and Ph.D. degrees from Princeton University and a J.D. in corporate and international law from the University of Pennsylvania.  Mr. Kalmbach’s extensive management and executive leadership experience provides the board with valuable insights and perspectives on issues facing companies in various industries.

Alvin O. Austin was appointed to our board of directors on February 25, 2010. Mr. Austin has over 40 years of experience in higher education, which includes his tenure as President and Chancellor of LeTourneau University in Longview, Texas, where the institution grew its academic programs, funding levels, and campus footprint under his leadership.  Prior to that role, he served as Vice President at North Park College and Seminary, Chicago, Illinois, and at Seattle Pacific University.  In addition, he was the Dean of Student Programs at California State University, Northridge, California.  He was a member of the Commission on Colleges of the Southern Association of Colleges and Schools and a member of the Executive Committee of the Commission.  He is also involved in numerous non-profit and community organizations.  Mr. Austin earned his Ph.D in Higher Education Administration at the University of Mississippi, Master of Arts in Education at the California State University, and Master Studies and Secondary Teaching Credential at the University of California at Santa Barbara. Mr. Austin’s distinguished career in higher education and his involvement in a number of educational organizations position him well to serve as a board member.

Information on Board of Directors and its Committees

Directors are expected to attend our annual meeting of shareholders, board meetings and meetings of the committees on which they serve. They are also expected to prepare for meetings in advance and to dedicate the time at each meeting as necessary to properly discharge their responsibilities. Informational materials, useful in preparing for meetings, are distributed in advance of each meeting. In 2009, there were ten meetings of the board, and each of the directors attended at least 90% of the meetings of the board and committees on which he or she served. In addition, all of our directors attended our 2009 Annual Meeting of Shareholders.

The board of directors has an Audit Committee, a Nominating and Corporate Governance Committee and a Compensation Committee.

Director Qualifications

The board of directors believes that its members possess a variety of skills, qualifications and experience that contribute to the board of directors’ ability to oversee our operations and the growth of our business.  The following chart sets forth the various skills and attributes that our board of directors has identified with respect to each of our directors that led the board of directors to conclude that the person should serve on the board of directors.  For additional information regarding each of our directors, see “—Board of Directors and Executive Officers.”

Board of Directors Skills Matrix

Director	CEO/Senior Officer(1)	Industry Experience(2)	Governance/ Board Experience(3)	Financial Acumen(4)	Business Development/ M&A Experience(5)	Independent(6)
David F. Carney	✓	✓	✓	✓	✓
Shaun E. McAlmont	✓	✓
Alexis P. Michas	✓	✓	✓	✓	✓
James J. Burke, Jr.	✓	✓	✓	✓	✓
Paul E. Glaske	✓	✓	✓	✓	✓	✓
Peter S. Burgess			✓	✓	✓	✓
J. Barry Morrow	✓	✓	✓		✓	✓
Celia H. Currin			✓			✓
Charles F. Kalmbach	✓	✓	✓	✓	✓	✓
Alvin O. Austin	✓	✓				✓
Jerry G. Rubenstein	✓			✓	✓	✓
_________

(1)	CEO/Senior Officer – Experience working as a CEO or senior officer of an organization.

(2)	Industry Experience – Senior executive experience in one or more of the Company’s primary or related industries.

(3)	Governance/Board Experience – Prior or current experience as a board member of an organization (public, private, or non-profit sectors).

(4)
Financial Acumen – Experience in financial accounting and reporting, including persons designated by the board of directors as audit committee financial experts.  Familiarity with internal financial controls.  Also includes professional experience in corporate finance, especially with respect to debt and equity markets.

(5)	Business Development/ M&A Experience – Experience with business development, mergers and acquisitions and/or divestitures.

(6)	Independent – Determined by the board of directors to be an independent director see “Director Independence”.

Audit Committee

The Audit Committee consists of directors Burgess (Chairman), Currin, Kalmbach, Rubenstein and Austin. Mr. Austin has served on the Audit Committee since his appointment to the board of directors on February 25, 2010.  Mr. Rubenstein, a current member of the Audit Committee, has informed us of his decision not to stand for re-election upon the expiration of his current term as a member of our board of directors.  The Audit Committee held four meetings in 2009. The board of directors has adopted a written charter for the Audit Committee. The charter of the Audit Committee is available on our website at www.lincolnedu.com.  The Audit Committee is directly responsible for the oversight of, among other things, our accounting and financial reporting processes; the quality and integrity of our financial statements; the quality and integrity of our system of internal controls; our compliance with laws and regulations; our independent auditor's qualifications and independence; and the audit of our financial statements by a qualified independent auditor.

To fulfill these responsibilities, the Audit Committee will be aware of the current areas of greatest financial risk to us and understand management's assessment and management of the risks; consider the effectiveness of our disclosure controls and procedures to promote timely, accurate, compliant and meaningful disclosure in our periodic reports filed with the Securities and Exchange Commission (“SEC”); periodically review with the independent auditors their assessment as to the adequacy of our structure of internal controls over financial accounting and reporting, and their qualitative judgments as to the accounting principles employed and related disclosures by us and the conclusions expressed in our financial reports;  review with management and the independent auditors our accounting policies and practices to ensure they meet the requirements with respect to the Financial Accounting Standards Board, the SEC, the American Institute of Certified Public Accountants and the Public Company Accounting Oversight Board; select, evaluate and, if necessary, replace our independent auditors; actively engage in dialogue with the independent auditors with respect to any disclosed relationships or services that may impact the objectivity or independence of the independent auditors; engage advisors, as the committee determines is necessary, to carry out its duties; meet with the independent auditors, the internal auditors and senior management to review the scope and methodology of the proposed audit; discuss with management policies and practices regarding earnings press releases, as well as financial information and earnings guidelines provided to analysts and rating agencies to the extent required by applicable law or listing standards; set clear hiring policies with respect to any current or former employees of our independent auditors; and establish procedures for the receipt, retention and treatment of complaints we receive regarding our internal accounting controls or auditing matters and for the confidential, anonymous submission by employees of their concerns regarding our internal accounting controls and auditing matters.  The Audit Committee is also charged with reviewing and approving all related person transactions.

The board of directors has determined that each of Messrs. Burgess and Rubenstein is an “audit committee financial expert” within the meaning of the regulations of the SEC.  Messrs, Austin, Burgess, Kalmbach and Rubenstein and Ms. Currin are independent directors under the Sarbanes Oxley Act of 2002 and the NASDAQ listing standards.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee consists of directors Glaske (Chairman), Michas, Morrow and Currin.  Prior to November 4, 2009, it consisted of directors Michas (Chairman), Burke, Glaske and Morrow.  The Nominating and Corporate Governance Committee held three meetings in 2009. The charter for the Nominating and Corporate Governance Committee is published on our website at www.lincolnedu.com. The Nominating and Corporate Governance Committee is responsible for, among other things, making recommendations to the board of directors with respect to corporate governance policies and reviewing and recommending changes to the Company’s corporate governance guidelines that have been adopted by the board of directors. The Nominating and Corporate Governance Committee also recommends to the board of directors candidates for nomination for election as directors of the Company and appointments of directors as members of the committees of the board of directors.

The Nominating and Corporate Governance Committee considers candidates for directors suggested by shareholders for elections to be held at an annual meeting of shareholders. Shareholders can suggest qualified candidates for directors by complying with the advance notification and other requirements of the Company’s bylaws regarding director nominations. Director nomination materials submitted in accordance with the Company’s bylaws will be forwarded to the Chairman of the Nominating and Corporate Governance Committee for review and consideration. Director nominees suggested by shareholders will be evaluated in the same manner, and subject to the same criteria, as other nominees evaluated by the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee also considers candidates for director suggested by its members, other directors and management and may from time to time retain a third-party executive search firm to identify director candidates for the Nominating and Corporate Governance Committee.

Generally, once the Nominating and Corporate Governance Committee has identified a prospective nominee, it will make an initial determination as to whether to conduct a full evaluation of the candidate based on information provided to it with the recommendation of the candidate, as well as the Nominating and Corporate Governance Committee’s own knowledge of the candidate, which may be supplemented by inquiries to the person making the recommendation or others. The initial determination is based primarily on the need for additional directors to fill vacancies or expand the size of the board of directors and the likelihood that the candidate can satisfy the evaluation factors described below. If the Nominating and Corporate Governance Committee determines, in consultation with the Chairman of the board and other directors, as appropriate, that additional consideration is warranted, it may request a third-party search firm to gather additional information about the candidate’s background and experience and to report its findings to the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee then evaluates the candidate against the standards and qualifications set out in guidelines for director candidates adopted by the board of directors, including, without limitation, the nominee’s management, leadership and business experience, skill and diversity, such as financial literacy and knowledge of directorial duties, and integrity and professionalism.

The Nominating and Corporate Governance Committee also considers such other relevant factors as it deems appropriate, including the current composition of the board of directors, the balance of management and independent directors, the need for particular expertise (such as Audit Committee expertise) and the evaluations of other prospective nominees. In connection with this evaluation, the Nominating and Corporate Governance Committee determines whether to interview the prospective nominee, and, if warranted, one or more members of the Nominating and Corporate Governance Committee, and others as appropriate, interview prospective nominees in person or by telephone. After completing this evaluation and interview, the Nominating and Corporate Governance Committee makes a recommendation to the full board of directors as to the persons who should be nominated by the board of directors and the board of directors determines the nominees after considering the recommendation of the Nominating and Corporate Governance Committee.

Compensation Committee

The Compensation Committee consists of directors Morrow (Chairman), Burke, Glaske and Kalmbach.  Prior to November 4, 2009, it consisted of directors Burke (Chairman), Glaske, Kalmbach and Michas.  The Compensation Committee held three meetings in 2009. The Compensation Committee has the authority to develop and maintain a compensation policy and strategy that creates a direct relationship between pay levels and corporate performance and returns to stockholders;  recommend compensation and benefit plans to our board for approval;  review and approve annual corporate and personal goals and objectives to serve as the basis for the chief executive officer's compensation, evaluate the chief executive officer's performance in light of the goals and, based on such evaluation, determine the chief executive officer's compensation;  determine the annual total compensation for our named executive officers;  with respect to our equity-based compensation plans, approve the grants of stock options and other equity-based incentives as permitted under our compensation plans;  review and recommend compensation for non-employee directors to our board; and  review and recommend employment agreements, severance arrangements and change of control plans that provide for benefits upon a Change in Control, or other provisions for our executive officers and directors, to our board. The Compensation Committee may retain compensation consultants having special competence to assist it in evaluating director and executive compensation and may also retain counsel, accountants or other advisors, in its sole discretion.  In 2009, the Compensation Committee did not retain any compensation consultants.  The Compensation Committee also has the power to delegate its authority and duties to subcommittees or individual members of the committee, as it deems appropriate in accordance with applicable laws and regulations.  The charter for the Compensation Committee is published on our website at www.lincolnedu.com.

The table below lists the current membership of each committee and the number of committee meetings held in 2009:

Name	Audit	Nominating and Corporate Governance	Compensation
David F. Carney
Shaun E. McAlmont
Alexis P. Michas		✓
James J. Burke, Jr.			✓
Paul E. Glaske		Chair	✓
Peter S. Burgess	Chair
J. Barry Morrow		✓	Chair
Celia H. Currin	✓	✓
Charles F. Kalmbach	✓		✓
Alvin O. Austin	✓
2009 Meetings	4	3	3

Director Independence

From our initial public offering in 2005 to September 29, 2009, Lincoln Educational Services Corporation was a “controlled company” as defined under the NASDAQ Marketplace Rules because more than 50% of the voting power of our common stock was held by our largest shareholder.  Therefore, we were exempt from the requirements of the NASDAQ Marketplace Rules with respect to (1) having a majority of independent directors on our board of directors, (2) having the compensation of our executive officers determined by a majority of independent directors or a compensation committee composed solely of independent directors, and (3) having nominees for director selected or recommended for selection by either a majority of independent directors or a nominating committee composed solely of independent directors.  As of September 30, 2009, these “controlled company” exemptions no longer applied because our largest shareholder owned less than 50% of the total voting power of our common stock. Pursuant to NASDAQ Marketplace Rules, we have a transition period during which we must comply with the requirements of the NASDAQ Marketplace Rules.  We must fully comply with the requirements of the NASDAQ Marketplace Rules by September 30, 2010.

Currently, our board of directors has a majority of independent directors as is required by the NASDAQ Marketplace Rules.  Our board of directors has determined that each of the following director nominees is an “independent director” as such term is defined under the NASDAQ Marketplace Rules: Messrs. Austin, Burgess, Glaske, Kalmbach, Morrow and Ms. Currin.  Mr. Rubenstein, who is not standing for re-election to the board of directors, is also an “independent director” as such term is defined under the NASDAQ Marketplace Rules.  Currently, a majority of the members of the Nominating and Corporate Governance Committee and the Compensation Committee are independent directors.

Board Leadership Structure

Currently, the role of Chief Executive Officer and Chairman of the board of directors is separate.  Effective as of the last year’s annual meeting of shareholders, Shaun E. McAlmont became our President and Chief Executive Officer, succeeding David F. Carney who remained as Executive Chairman of the board of directors.  In the past, the position of Chief Executive Officer and Chairman were combined when deemed appropriate by the board of directors.

Our board of directors has adopted a flexible policy regarding the issue of whether the positions of Chairman and Chief Executive Officer should be separate or combined.  Our board of directors regularly evaluates whether the interest of the company and its shareholders are best served at any particular time by having the Company’s Chief Executive Officer or another director hold the position of chairman.  Our board of directors believes that no single, one-size fits all, board-leadership model is universally or permanently appropriate. This structure has proven especially useful to facilitate executive leadership training, succession, and orderly transitions. At present, the board of directors believes that its current structure effectively maintains independent oversight of management.

As Executive Chairman and Chairman of the board of directors, Mr. Carney ensures that the board of directors fulfills its oversight and governance responsibilities and directs the activities and meetings of the board of directors. In addition, the board of directors has a “Lead Director” who is responsible for coordinating the activities of the non-employee directors and leading executive sessions of the non-employee directors, which are generally held in conjunction with each regularly scheduled board of directors meeting.  The Chairman of the Nominating and Corporate Governance Committee, Paul E. Glaske, serves as our Lead Director.

Board of Directors’ Role in Risk Oversight

Our board of directors has an active role, as a whole and also at the committee level, in overseeing the risk management of the Company, designed to support the achievement of organizational objectives, including strategic objectives, to improve long-term organizational value. A fundamental part of risk management is not only understanding the risks a company faces and what steps management is taking to manage those risks, but also understanding what level of risk is appropriate for the company. The involvement of the full board of directors in setting the Company’s business strategy is a key part of its assessment of management’s appetite for risk and also a determination of what constitutes an appropriate level of risk for the Company.

 Fundamental aspects of the board of directors’ risk management oversight activities include:

•	understanding the key drivers of success for our business and the associated major risks inherent in our operations and corporate strategy;

•	overseeing that appropriate risk management and control procedures are implemented by management and developing and maintaining an effective risk dialogue with management; and

•
crafting the right board of directors for our company, including ensuring that the board of directors has the right mix of background, skills and experience and an appropriate committee structure to carry out its oversight responsibilities effectively;

While the board of directors has the ultimate oversight responsibility for the risk management process, various committees of the board of directors also have responsibility for risk management. In particular, the Audit Committee focuses on financial risk, including internal controls, and receives an annual risk assessment report from the Company’s internal auditors. The Audit Committee also assists the board of directors in fulfilling its oversight responsibility with respect to legal and compliance issues.  The Nominating and Corporate Governance Committee, in addition to making recommendations with respect to corporate governance matters and nominations of directors, manages risks associated with the independence of the board of directors and potential conflicts of interest. The Compensation Committee strives to create incentives that encourage a level of risk-taking behavior consistent with the Company’s business which are appropriately balanced and do not motivate employees to take imprudent risks. All committees report to the full board as appropriate, including when a matter rises to the level of a material or enterprise level risk.

Board Diversity

The Nominating and Corporate Governance Committee, in accordance with the board’s governance principles, seeks to create a board that as a whole is strong in its collective knowledge and has a diversity of skills and experience with respect to vision and strategy, management and leadership, business operations, business judgment, crisis management, risk assessment, industry knowledge, accounting and finance, corporate governance and markets in general.  The Nominating and Corporate Governance Committee does not have a formal policy with respect to diversity; however, the board of directors and the Nominating and Corporate Governance Committee believe that it is essential that the board of directors members represent diverse viewpoints. The Nominating and Corporate Governance Committee focuses on diversity of gender, race and national origin, education, professional experience and differences in viewpoints and skills. In considering candidates for the board of directors, the Nominating and Corporate Governance Committee considers the entirety of each candidate’s credentials in the context of these standards.

Compensation Committee Interlocks and Insider Participation

Messrs. Burke, Glaske and Kalmbach served on the Compensation Committee during the entire 2009 fiscal year.  Mr. Morrow has served on our Compensation Committee since his appointment on November 4, 2009.  Mr. Michas served on the Compensation Committee until November 4, 2009. There were no Compensation Committee interlocks or insider (employee) participation during 2009.

SECURITY OWNERSHIP OF MANAGEMENT
AND PRINCIPAL SHAREHOLDERS

The following tables provide information regarding the beneficial ownership of our common stock as of the record date for the annual meeting by (1) each of our directors, (2) each of our named executive officers, (3) all directors and executive officers as a group, and (4) each person known to us to be the beneficial owner of more than 5% of the outstanding shares of our common stock. This table is based on information provided to us or filed with the SEC by our directors, executive officers and principal shareholders named below. Except as otherwise indicated, we believe, based on information furnished by such owners, that the beneficial owners of our common stock listed below have sole investment and voting power with respect to such shares, subject to community property laws where applicable.

CERTAIN BENEFICIAL OWNERS

As of March 15, 2010, the only persons or groups that are known to us to be the beneficial owners of more than five percent of the outstanding shares of our common stock are:

Name and Address of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned	Percent of Common Stock Beneficially Owned on December 31, 2009

Back to School Acquisition L.L.C. (1)	8,211,104	31.8%

__________

(1)
Based on the information reported in a statement on Schedule 13G/A filed with the SEC on February 16, 2010 by Stonington Capital Appreciation 1994 Fund, L.P. (the “Stonington Fund”), Stonington Partners, L.P. (“SP”), Stonington Partners, Inc. II (“SPII”), Stonington Partners, Inc. (“Stonington”) and Back to School Acquisition, L.L.C. (“BSA”) (collectively, the “Stonington Entities”).  Stonington is the management company, which, pursuant to a management agreement with the Stonington Fund, has full discretionary authority with respect to the Stonington Fund’s investments, including the authority to make and dispose of such investments.  The Stonington Fund controls, and has a 100% economic interest in, BSA.  BSA (i) owns 6,908,000 shares of common stock of the Company, (ii) has the power to direct the voting and, in certain circumstances the disposition, of 1,287,100 shares of common stock of the Company through a voting agreement with Five Mile River Capital Partners LLC (of which Hart Capital LLC is the managing member), (iii) has the power to direct the voting and, in certain circumstances the disposition, of 10,364 shares through stockholders’ agreements with Steven W. Hart and various Hart family trusts, and (iv) has the power to direct the voting and, under certain circumstances, through the exercise of drag-along rights, the disposition of 5,640 shares of common stock through a Stockholders’ Agreement, dated as of June 22, 2005, with Steven W. Hart, the Steven W. Hart 2003 Grantor Retained Annuity Trust (which trust terminated by its own terms on December 24, 2005) and the Company.  Alexis P. Michas is the Managing Partner of Stonington Partners, Inc. II and James J. Burke, Jr. is a Partner of Stonington Partners, Inc. II. Both are members of our board of directors.  Both BSA and Stonington Entities have their business address at 600 Madison Avenue, 16th Floor, New York, New York 10022.  We have not attempted to independently verify any of the foregoing information.

The following table sets forth information as to the beneficial ownership of shares of our common stock as of March 15, 2010 of each director, including each nominee for director, and each named executive officer and all directors and executive officers of the Company, as a group. Except as otherwise indicated in the footnotes to the table, each individual has sole investment and voting power with respect to the shares of common stock set forth.

Name of Beneficial Owners (1) (2)	Number of Shares of Common Stock Beneficially Owned	Percent of Common Stock Beneficially Owned

David F. Carney (3)	407,275	1.6%
Shaun E. McAlmont (4)	196,246	*
Scott M. Shaw (5)	430,477	1.7%
Cesar Ribeiro (6)	180,362	*
Alexis P. Michas (7)	8,224,545	31.7%
James J. Burke, Jr. (8)	8,224,545	31.7%
Jerry G. Rubenstein (9)	57,071	*
Paul E. Glaske	15,941	*
Peter S. Burgess	15,441	*
J. Barry Morrow	13,997	*
Celia H. Currin	13,997	*
Charles F. Kalmbach	6,403	*
Alvin O. Austin	0	*
All executive officers and directors as a group	9,575,196	36.9%
__________

*           Less than 0.5%.

(1)
“Beneficial ownership” is a term broadly defined by the SEC in Rule 13d-3 under the Securities Exchange Act of 1934, as amended, and includes more than the typical forms of stock ownership, that is, stock held in the person’s name. The term also includes what is referred to as “indirect ownership,” meaning ownership of shares as to which a person has or shares investment or voting power. For purpose of this table, a person or group of persons is deemed to have “beneficial ownership” of any shares as of a given date that such person or group has the right to acquire within 60 days after such date.

(2)	For purposes of the above table, the address for each named person is 200 Executive Drive, Suite 340, West Orange, New Jersey 07052.

(3)	Includes 237,449 shares of common stock currently held of record. Also includes options to purchase 169,826 shares of common stock.

(4)	Includes 101,246 shares of common stock currently held of record. Also includes options to purchase 95,000 shares of common stock.

(5)	Includes 206,977 shares of common stock currently held of record. Also includes options to purchase 223,500 shares of common stock.

(6)	Includes 87,904 shares of common stock currently held of record. Also includes options to purchase 92,458 shares of common stock.

(7)
Alexis P. Michas serves on our board of directors and is the Managing Partner of Stonington Partners, Inc. II, our largest shareholder, which beneficially owns, through its controlled subsidiary Back to School Acquisition, L.L.C., 31.7% of our common stock. Mr. Michas disclaims beneficial ownership of all but 13,441 shares of our common stock.

(8)
James J. Burke, Jr. serves on our board of directors and is a Partner of Stonington Partners, Inc. II, our largest shareholder, which beneficially owns, through its controlled subsidiary Back to School Acquisition, L.L.C., 31.7% of our common stock. Mr. Burke disclaims beneficial ownership of all but 13,441 shares of our common stock.

(9)
Jerry G. Rubenstein serves on our board of directors and is the beneficial owner of 57,071 shares of our common stock. The amount listed in the table includes options to purchase 33,070 shares of common stock.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s directors and officers and beneficial owners of 10% or more of the Company’s common stock to file reports of ownership of, and transactions in, the Company’s securities with the SEC, the NASDAQ Global Select Market and the Company.  The Company believes that all SEC filing requirements applicable to the Company’s directors and executive officers and beneficial owners of 10% or more of the Company’s common stock for 2009 were timely met.

Equity Compensation Plan Information

The following table summarizes the Company’s equity compensation plan information as of December 31, 2009:

Equity Compensation Plan Information
as of December 31, 2009

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights ($)	Number of securities available for future issuance under equity compensation plans (excuding securities reflected in column (a))
	(a)	(2)
Equity compensation plans approved by Lincoln shareholders (1)	1,183,921	11.74	768,630
Equity compensation plans not approved by Lincoln shareholders	-	-	-
Total	1,183,921	11.74	768,630
 __________

(1)
The equity compensation plans approved by the Company’s shareholders include the 2005 Long-Term Incentive Plan and the 2005 Non-Employee Directors Restricted Stock Plan.  All of the Company’s equity compensation plans have been approved by our shareholders.

(2)	Weighted average exercise price of outstanding stock options; excludes restricted stock.

COMPENSATION DISCUSSION AND ANALYSIS

This section provides an overview and analysis of our executive officer compensation program and policies, the material compensation decisions we have made under those programs and policies, and the material factors that we considered in making those decisions. Later in this proxy statement under the heading “Additional Information Regarding Executive Compensation,” you will find a series of tables containing specific information about the compensation earned or paid in 2009 to the following individuals, whom we refer to as “our named executive officers”:

•	David F. Carney, Executive Chairman
•	Shaun E. McAlmont, President and Chief Executive Officer
•	Scott M. Shaw, Executive Vice President and Chief Administrative Officer
•	Cesar Ribeiro, Senior Vice President, Chief Financial Officer and Treasurer

In 2009, the Company had four executive officers.

The discussion below is intended to help you understand the detailed information provided in the tables that follow and put that information into context within our overall compensation program.

Compensation Committee

The Compensation Committee of the board of directors (the “Committee”) has responsibility for establishing, implementing and monitoring adherence with our compensation program. The role of the Committee is to oversee, on behalf of the board and for the benefit of the Company and its shareholders, our compensation and benefit plans and policies, administer our stock plans (including reviewing and approving equity grants to directors and executive officers) and review and approve annually all compensation decisions relating to our named executive officers.  The Committee’s charter requires that the Committee meet a minimum of two times annually to review executive compensation programs, approve compensation levels and performance targets, review management performance, and approve final executive bonus distributions.  The Committee met three times in 2009.

Compensation Philosophy and Objectives

The Company and the Committee believe that compensation paid to executive officers should be closely aligned with our performance on both a short-term and long-term basis, and that such compensation should assist us in attracting and retaining key executives critical to our long-term success.

Our compensation program is designed to offer executive officers competitive compensation based on our performance, our unique niche, strategy, business model and execution and on the individual’s contribution, performance and leadership. Our compensation policies are intended to motivate, reward and retain highly qualified executives for long-term strategic management and the enhancement of shareholder value, to support a performance-oriented environment that rewards achievement of specific internal Company goals, and to attract and retain executives whose abilities are critical to our long-term success and competitiveness.

The Compensation Committee has reviewed all components of the compensation for the named executive officers, including salary, bonus, equity and long-term incentive compensation, accumulated realized and unrealized stock options, the dollar value to the executive and cost to the Company of all perquisites, and the actual projected payout obligations under potential severance and change-in-control scenarios.

Setting Executive Compensation

We intend to continue our strategy of compensating our executives through programs that emphasize performance-based incentive compensation. We have structured annual and long-term cash and non-cash executive compensation to motivate executives to achieve the business goals set by the Company and reward the executives for achieving such goals. For the named executive officers, the main components of our executive program package include a base salary, annual cash incentive and restricted stock. Base salary is intended to provide a certain level of income commensurate with an executive’s position, responsibilities, and contributions to the Company. The Committee believes the combined value of base salary plus annual cash incentive is competitive with the salary and bonus provided to similarly situated executives for companies in our industry. In allocating compensation among these components, the Committee believes that the compensation of our senior levels of management, the levels of management having the greatest ability to influence our performance, should be predominately performance based, while lower levels of management should receive a greater portion of their compensation as base salary.  The Committee approves and oversees the total compensation package for the Company’s Executive Chairman including, without limitation, his base salary, annual incentives, stock options and other equity-based compensation and reviews the recommendations of the Company’s Executive Chairman in connection with the total compensation package for each of the other named executive officers.

The three main components in our executive compensation program are:

•           Base Salary
•           Annual Incentive Bonus
•           Restricted Stock

Base Salary

Base salaries for our named executive officers are based on job responsibilities and individual contribution with reference to base salary levels of executives at comparable publicly held companies; adjusted for regional factors and our general compensation practices.  Our base salary levels reflect a combination of factors, including competitive pay levels, the executive’s experience and tenure, our overall annual budget for merit increases and pre-tax profit, the executive’s individual performance, and changes in responsibility. We review salary levels annually to recognize these factors. We do not target base salary at any particular percent of total compensation.

In setting base salaries for our named executive officers, the Committee considers several factors, including competitive pay levels at comparable companies, the executive’s experience and tenure, our overall annual budget for merit increases and pre-tax profit, the executive’s individual performance, changes in responsibility and the executive’s overall contribution to our success.

In 2009, we increased the base salaries of our named executive officers by between 4.8% and 19.0%.  The specific percentage increase for each named executive officer is as follows:

Named Executive Officer	Percentage Increase	2009 Base Salary
David F. Carney	4.9%	$425,000
Shaun E. McAlmont	19.0%	$375,000
Scott M. Shaw	4.8%	$325,000
Cesar Ribeiro	6.8%	$315,000

On April 30, 2009, Mr. McAlmont assumed the title and duties of President and Chief Executive Officer and Mr. Carney assumed the title and duties of Executive Chairman of the Company.

Annual Incentive Bonus

Our named executive officers are eligible to participate in the Management Incentive Compensation Plan (the “MIC Plan”).  Under the MIC Plan, the Committee approves an annual incentive cash bonus calculation for our named executive officers taking into account certain financial performance targets and the individual’s strategic task accomplishments.  Such bonuses, if any, are intended to reflect the Committee’s belief that a significant portion of the annual compensation of each executive officer should be contingent upon the performance of the Company, as well as the individual contribution of each officer.

 For 2009, the Committee and our board of directors set the target bonus levels equal to 100% of base salary for Messrs. Carney and McAlmont and 75% of base salary for Messrs. Shaw and Ribeiro.  For each of the named executive officers, the bonus calculations were as follows:  (a) 60% of each executive officer’s target bonus would be awarded if we achieved our net income goal; (b) 20% of the target bonus would be awarded if we achieved our revenue goal; and (c) 20% of the target bonus would be awarded if the named executive officer achieved his key non-financial performance objectives.

At the beginning of 2009 the Committee set target goals for each of our performance measures: net income and revenues.  In general the Committee sets performance targets that are above the performance targets publicly announced for the Company.  These “stretch” targets align with the Committee’s philosophy that a performance-based annual bonus should incentivize our named executive officers to attain better than average performance.  The Committee also set targets for each executive officer’s achievement of his own key non-financial targets. As described below, the Committee may, in its sole discretion, elect to make adjustments above the amount calculated under the target formula in cases where circumstances not under the control of our named executive officers have affected (positively or negatively) their ability to meet performance targets, based on the executive’s contribution to the Company’s overall success and based on actual results achieved by the Company.

Net Income Component

For 2009, 60% of each named executive officer’s target bonus is based on the achievement of net income goals.  The named executive officers can earn a portion of their target bonus if our net income is within 10% of our target goal.  The percentage of their target bonus paid would decrease by 10% for each percentage point that actual performance is below our target goal.  No bonus will be paid if actual performance is at or below 90% of our annual target goal.  Our named executive officers can earn more than their target bonus if our net income is greater than the target goal.  The percentage would increase by 4% for each percentage point that actual performance is above the target goal.  The maximum amount that can be earned by each named executive officer is 200% of their 60% target net income bonus component.

The Committee set the Company’s annual target net income goal for 2009 at $26,250,000.  This target was an increase of 30% from the Company’s 2008 net income of $20,195,000.

The Company’s net income in 2009 was $49,239,000, which was 143.8% greater than the Company’s 2008 net income and 87.6% greater than the annual target goal.  Therefore, our named executive officers received 200% of their 60% target bonus attributable to net income as follows:

Named Executive Officer	Net Income Bonus Earned
David F. Carney	$510,000
Shaun E. McAlmont	$450,000
Scott M. Shaw	$292,500
Cesar Ribeiro	$283,500

Revenue Component

For 2009, 20% of each named executive officer’s target bonus was based on the achievement of revenue goals.  The named executive officers can earn a portion of their target bonus if our revenues are within 5% of our annual target goal.  The percentage of their target bonus paid would decrease by 20% for each percentage point that actual performance is below our target goal.  No bonus will be paid if actual performance is at or below 95% of our annual target goal.  Our named executive officers can earn more than their target bonus if our revenue is greater than the target goal.  The percentage would increase by 4% for each percentage point that actual performance is above the target goal.  The maximum amount that can be earned by each named executive officer is 200% of their 20% target bonus component for revenue.

The Committee set the Company’s target revenue goal for 2009 at $500,000,000.  This target was an increase of 32.7% from the Company’s 2008 revenues of $376,907,000.

Our revenues for 2009 were $552,536,000 which were 46.6% greater than the Company’s 2008 revenues and 10.5% greater than the annual target goal.  Therefore, our named executive officers received 142% of their 20% target bonus attributable to revenues as follows:

Named Executive Officer	Revenue Bonus Earned
David F. Carney	$120,700
Shaun E. McAlmont	$106,500
Scott M. Shaw	$69,225
Cesar Ribeiro	$67,095

Key Non-Financial Performance Objectives Component

Each of our named executive officers can earn 20% of their target bonus for the achievement of their key non-financial performance objectives.  The Committee and our board of directors establish key non-financial performance objectives for each of our named executive officers at the beginning of the year.  These individual performance goals are assigned based on the executive’s role within the Company and their responsibility for delivering on such goals, as well their overall contribution to the Company during the fiscal year.  The individual performance goals generally relate to the achievement of specific aspects of the Company’s business strategy and corporate initiatives designed to contribute to shareholder value.  These initiatives include, but are not limited to, the following categories: productivity, quality, people development, logistics, programmatic expansion and innovation.

Our named executive officers attained between 50% and 100% of their non-financial performance objectives for 2009 as follows:

Named Executive Officer	Percentage of Non-Financial Objectives Attained	Non-Financial Bonus Component Earned
David F. Carney	65%	$55,250
Shaun E. McAlmont	60%	$45,000
Scott M. Shaw	50%	$24,375
Cesar Ribeiro	100%	$47,250

While each named executive officer can earn up to 200% of their 60% target bonus component for net income, 200% of their 20% target bonus component for revenue and 100% of their 20% target bonus component for their non-financial performance objectives, the aggregate maximum bonus that can be earned by each of our named executive officers under the MIC Plan for these three components is 150% of their target bonus amount.    Therefore, the actual bonus earned by each of our named executive officers under the MIC Plan for 2009 are as follows:

Named Executive Officer	Actual Bonus Paid Under MIC Plan
David F. Carney	$637,500
Shaun E. McAlmont	$562,500
Scott M. Shaw	$365,625
Cesar Ribeiro	$354,375

Discretionary Adjustments

The Committee may, based on recommendations by management and our Executive Chairman, adjust the amount of the incentive bonus paid to each of our named executive officers above the amount calculated under the net income, revenue and non-financial performance objective components described above.  The adjustments are determined on an individual basis based upon circumstances outside of the control of our named executive officers that have affected (positively or negatively) their ability to meet their Company and individual performance targets or based upon their overall contribution to the Company’s success.  In 2009, these discretionary adjustments ranged from 50% to 65% of the annual target bonus opportunity for our executive officers.  The following chart sets forth the discretionary adjustments made for each of our named executive officers and the resulting aggregate percentage of target bonuses paid to each executive:

Named Executive Officer	Percentage Adjustment to Target Bonus Paid	Actual Discretionary Adjustments
David F. Carney	62%	$262,500
Shaun E. McAlmont	50%	$187,500
Scott M. Shaw	65%	$159,375
Cesar Ribeiro	62%	$145,625

In making these adjustments, the Committee took into consideration that, for the year ended December 31, 2009, the Company achieved record revenue, diluted earnings per share increased 133.3%, student starts increased 37.2% and student population at December 31, 2009 increased 35.4% from December 31, 2009.

Aggregate Incentive Bonus

For 2009, the named executive officers received an annual incentive bonus ranging from 200% to 215% of their respective target bonus opportunities as set forth below:

Named Executive Officer	Actual Bonus Paid Under the MIC Plan	Actual Discretionary Adjustments	Total 2009 Bonus Paid
David F. Carney	$637,500	$262,500	$900,000
Shaun E. McAlmont	$562,500	$187,500	$750,000
Scott M. Shaw	$365,625	$159,375	$525,000
Cesar Ribeiro	$354,375	$145,625	$500,000

Stock Incentives

The Committee believes that stock incentives provide an incentive that focuses the executive’s attention on the Company from the perspective of an owner with an equity stake in the business.  Restricted stock awards are granted as long-term incentives to motivate, reward and retain our named executive officers. The Committee believes that the Company’s long-term performance is achieved through an ownership culture that encourages long-term performance by our named executive officers through grants of stock-based awards.

Stock option grants provide for potential financial gain derived from the potential appreciation in stock price from the date that the option is granted until the date that the option is exercised.  Because a financial gain from stock options is only possible after the price of our common stock has increased, we believe stock option grants encourage executives and other employees to focus on behaviors and initiatives that should lead to an increase in the price of our common stock, which benefits all of our shareholders. The exercise price of stock option grants is set at fair market value on grant date. Under the shareholder-approved 2005 Long-Term Incentive Stock Plan, the Company may not grant stock options at a discount to fair market value or reduce the exercise price of outstanding stock options except in the case of a stock split or other similar event.  The Company’s long-term performance ultimately determines the value of stock options.  Generally, stock options granted to named executive officers vest ratably over a three-year period based on the option holder’s continuous service with the Company.  This vesting feature encourages retention and provides long-term incentive.

Equity awards are generally made at the discretion of the Committee based on a multiplicity of factors, including total compensation at peer companies, the level of equity ownership of the executives, and judgments of individual performance during the year.  The Executive Chairman makes preliminary recommendations with respect to the other executives, and the Committee makes the determination with respect to the Executive Chairman.

In 2009, the Committee made grants of restricted stock to Messrs. McAlmont, Shaw and Ribeiro under the Company’s 2005 Long-Term Incentive Plan, but did not award any stock options.  Mr. Carney did not receive a grant of restricted stock. In addition to the factors listed above, the Committee also took into consideration the Company’s record revenue, earnings per share, student starts and student population.  The details of these grants are provided in the Summary Compensation Table.

 No Backdating or Spring Loading

Lincoln does not backdate options or grant options retroactively. In addition, we do not plan to coordinate grants of options or restricted shares so that they are made before announcement of favorable information or after announcement of unfavorable information. Lincoln’s options are granted at fair market value on the date the option grants are approved by our Compensation Committee.  Fair market value has been consistently determined as the closing price on the NASDAQ Global Select Market on the grant date.  All option grants and restricted stock awards require the approval of the Compensation Committee. The Company’s general practice is to grant options and award shares of restricted stock only on the dates of each Committee meeting, although there are occasions when grants have been made on other dates.

Retirement Plans

The Company maintains a plan qualified under Section 401(k) of the Internal Revenue Code.  At the discretion of our board of directors, we may make discretionary matching and/or profit-sharing contributions into our 401(k) plan for eligible employees, which may be subject to vesting requirements. With respect to each of the named executive officers, the following matching contributions were made on their behalf under our 401(k) plan for 2009: $3,826 for Mr. Carney; $2,250 for Mr. McAlmont; $4,569 for Mr. Shaw; and $4,569 for Mr. Ribeiro.  We believe that a 401(k) plan encourages our employees to save for future retirement needs and we encourage this by matching 30% of our employee’s annual contributions, up to 6% of total compensation.

Non-Qualified Deferred Compensation and Pension Arrangements

None of our named executive officers participate in a non-qualified deferred compensation program or pension arrangement.

 Welfare Benefits

We provide each of the named executive officers with use of a vehicle for business and personal use and pay for associated costs, including automobile insurance, parking and fuel, as part of their employment agreements described below.  The value of this benefit is disclosed in the Summary Compensation Table.

Our named executive officers are also eligible to participate in (as are all our employees who meet service requirements under the several plans) our medical and dental health insurance plans, our life insurance plan (benefit equal to $100,000) and long-term disability insurance plan.

 The medical and dental plans require a contributory amount to be paid by all participants. While no participant contribution is required for the life insurance plan, we do include the cost of those benefits that exceed $50,000 in participants’ reported income to the Internal Revenue Service. We provide a long-term disability insurance plan under which we pay the insurance premiums. In some cases, our named executive officers and other participants have requested, and been permitted, to pay the premiums themselves, so that any benefits paid upon disability would not be taxable to the participant.

We believe that the several insurance plans we offer are important components of our comprehensive benefit package, which encourages employees to remain with us.

Employment Agreements

As described below, under “Employment-Related Arrangements” the Company is party to employment agreements with each of our named executive officers.  On January 14, 2009, we amended these employment agreements to extend their terms through December 30, 2010.  No other changes were made.

Payments upon a Change of Control, Involuntary Termination or Resignation

Change in Control provisions benefit the Company’s shareholders by assisting with retention during rumored and actual Change in Control activity when continuity is key to preserving the value of the business.  Other termination benefits are provided based on the time needed by executives of that level to find new employment.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with the Company’s management the Compensation Discussion and Analysis included in this proxy statement. Based on that review and discussion, the Compensation Committee has recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

COMPENSATION COMMITTEE
J. Barry Morrow (Chairman)
James J. Burke, Jr
Paul E. Glaske
Charles F. Kalmbach

Date: March 24, 2010

Executive Compensation

Summary Compensation Table
for Fiscal Year End December 31, 2009

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
(1)			(2)	(3)	(4)	(5)	(6)
David F. Carney	2009	425,000	262,500	-	-	637,500	8,693	1,333,693
Executive Chairman	2008	405,000	150,000	144,000	-	507,959	8,116	1,215,075
	2007	385,000	63,000	-	169,527	77,000	7,815	702,342

Shaun E. McAlmont	2009	375,000	187,500	999,000	-	562,500	6,465	2,130,465
President and	2008	315,000	100,000	120,000	-	284,497	6,628	826,125
Chief Executive Officer	2007	300,000	45,000	727,500	135,622	45,000	7,012	1,260,134

Scott M. Shaw	2009	325,000	159,375	499,500	-	365,625	9,645	1,359,145
Executive Vice President and	2008	310,000	100,000	120,000	-	291,606	7,655	829,261
Chief Administrative Officer	2007	293,333	43,500	727,500	101,716	43,500	6,594	1,216,143

Cesar Ribeiro	2009	315,000	145,625	299,700	-	354,375	9,206	1,123,906
Senior Vice President and	2008	295,000	100,000	120,000	-	288,559	8,072	811,631
Chief Financial Officer	2007	275,000	43,750	727,500	169,527	41,250	8,186	1,265,213

__________

(1)           In 2009, the Company had four executive officers.

(2)           Reflects the value of adjustments to discretionary cash bonuses paid under the Company’s MIC Plan as described in the Compensation Discussion and Analysis.

(3)           Represents the aggregate grant date fair value of restricted stock grants during each of the years presented.  The fair values of these grants were determined in accordance with Accounting for Stock-Based Compensation.  These grants vest ratably on the first through fifth year anniversary of the grant date; however, there is no vesting period on the right to vote or the right to receive dividends on these shares.

(4)           Represents the aggregate grant date fair value of option awards granted during each of the years presented. The fair values of these awards were determined in accordance with Accounting for Stock-Based Compensation.  These awards vest ratably on the first through third year anniversary of the award date.

(5)           Reflects the value of cash incentive bonuses paid under our 2009 MIC Plan as described in the Compensation Discussion and Analysis.

(6)           Amounts reflected in this column include 401(k) matching contributions for each named executive officer as well as the portion of personal use of a company-owned vehicle by the named executive officers during 2009.

Grants of Plan-Based Awards
for Fiscal Year End December 31, 2009

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards ($)
Named Executive Officer	Grant Date	Threshold ($)	Target ($)	Maximum ($)
			(1)	(1)	(2)	(3)
David F. Carney	2009	-	425,000	637,500	-	-

Shaun E. McAlmont	2009	-	375,000	562,500	-	-
	11/2/2009	-	-	-	50,000	999,000

Scott M. Shaw	2009	-	243,750	365,625	-	-
	11/2/2009	-	-	-	25,000	499,500

Cesar Ribeiro	2009	-	236,250	354,375	-	-
	11/2/2009	-	-	-	15,000	299,700

__________

(1)           Represents target and maximum payout levels under the Annual Incentive Plan for 2009 performance.  The actual amount of incentive bonus earned by each named executive officer in 2009 is reported under the Non-Equity Incentive Plan Compensation column in the Summary Compensation Table.   The Compensation Committee, in its discretion, may award an amount above the maximum, as discussed in our Compensation Discussion and Analysis.

(2)           Restricted stock grants were awarded under the Company’s 2005 Long-Term Incentive Plan.  These grants vest ratably on the first through fifth year anniversary of the grant date; however, there is no vesting period on the right to vote or the right to receive dividends on these shares.

(3)           Represents the aggregate grant date fair value of restricted stock grants during each of the years presented.  The fair values of these grants were determined in accordance with Accounting for Stock-Based Compensation.  These grants vest ratably on the first through fifth year anniversary of the grant date; however, there is no vesting period on the right to vote or the right to receive dividends on these shares.

Oustanding Equity Awards
at Fiscal Year End December 31, 2009

	Option Awards				Stock Awards
Named Executive Officer	Number of securities underlying unexercised options Exercisable (#)	Number of securities underlying unexercised options Unexercisable (#)	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested ($)
						(6)
David F. Carney	129,826	-	3.10	1/1/2012 (1)	-	-
	60,000	-	14.00	11/3/2013 (1)	-	-
	16,667	8,333	11.96	3/1/2017 (2)	-	-
	-	-	-	-	9,600 (4)	207,936

Shaun E. McAlmont	12,000	3,000	20.00	6/23/2015 (1)	-	-
	60,000	-	17.92	7/20/2016 (2)	-	-
	13,334	6,666	11.96	3/1/2017 (2)	-	-
	-	-	-	-	30,000 (3)	649,800
	-	-	-	-	8,000 (4)	173,280
	-	-	-	-	50,000 (5)	1,083,000

Scott M. Shaw	158,500	-	3.10	1/1/2012 (1)	-	-
	50,000	-	14.00	11/3/2013 (1)	-	-
	10,000	5,000	11.96	3/1/2017 (2)	-	-
	-	-	-	-	30,000 (3)	649,800
	-	-	-	-	8,000 (4)	173,280
	-	-	-	-	25,000 (5)	541,500

Cesar Ribeiro	40,000	-	25.00	6/7/2014 (1)	-	-
	15,000	-	14.19	12/9/2015 (2)	-	-
	25,000	-	17.92	7/20/2016 (2)	-	-
	16,668	8,332	11.96	3/1/2017 (2)	-	-
	-	-	-	-	30,000 (3)	649,800
	-	-	-	-	8,000 (4)	173,280
	-	-	-	-	15,000 (5)	324,900

__________

(1)           Option awards granted to the Named Executive Officers were granted on the date 10 years prior to the expiration date and vest ratably on the first through fifth year anniversary of the grant date.

(2)           Option awards granted to the Named Executive Officers were granted on the date 10 years prior to the expiration date and vest ratably on the first through third year anniversary of the grant date.

(3)           Restricted stock grants awarded to the Named Executive Officers were awarded on October 30, 2007 and vest ratably on the first through fifth year anniversary of the grant date; however, there is no vesting period on the right to vote or the right to receive dividends on these shares.

(4)           Restricted stock grants awarded to the Named Executive Officers were awarded on February 29, 2008 and vest ratably on the first through fifth year anniversary of the grant date; however, there is no vesting period on the right to vote or the right to receive dividends on these shares.

(5)           Restricted stock grants awarded to the Named Executive Officers were awarded on November 2, 2009 and vest ratably on the first through fifth year anniversary of the grant date; however, there is no vesting period on the right to vote or the right to receive dividends on these shares.

(6)           All equity award values are based on a December 31, 2009 closing stock price of $21.66.

Option Exercises and Stock Vested
as of Fiscal Year End December 31, 2009

	Option Awards		Stock Awards
Named Executive Officer	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
		(1)		(2)
David F. Carney	150,161	2,536,333	2,400	34,416
Shaun E. McAlmont	-	-	12,000	226,880
Scott M. Shaw	77,000	1,011,100	12,000	226,880
Cesar Ribeiro	-	-	12,000	226,880
__________

(1)           Value realized represents the excess of the fair market value of the shares at the time of exercise over the exercise price of the options.

(2)           Value realized represents the fair market value of the shares at the time of vesting.

Potential Payments Upon a Change in Control, Involuntary Termination or Resignation

The following table summarizes the value of the termination payments and benefits that our named executive officers would receive: (a) upon the executive’s Involuntary Termination (as defined in their respective employment agreements); (b) upon a Change in Control; or (c) upon the executive’s voluntary resignation (other than pursuant to an Involuntary Termination) during the 30-day period commencing on the first anniversary of the date of the Change in Control.  In each case, the amounts are determined as if the trigger event occurred on December 31, 2009.  The terms of these benefits are described below.  This table excludes vested account balances under our 401(k) plan that is generally available to all of our employees:

Payment upon Termination
at Fiscal Year End December 31, 2009

Named Executive Officer	Aggregate Severance	Stock Awards	Option Awards	Welfare Benefits	Total
	($)	($)	($)	($)	($)
		(3)	(3)	(4)
David F. Carney
Involuntary Termination	2,407,959	207,936	80,830	24,028	2,720,753
Change in Control (1)	-	207,936	80,830	-	288,766
Resignation (2)	1,203,980	207,936	80,830	24,028	1,516,774

Shaun E. McAlmont
Involuntary Termination	1,413,373	1,906,080	69,640	29,088	3,418,181
Change in Control (1)	-	1,906,080	69,640	-	1,975,720
Resignation (2)	942,249	1,906,080	69,640	29,088	2,947,057

Scott M. Shaw
Involuntary Termination	1,174,955	1,364,580	48,500	26,629	2,614,664
Change in Control (1)	-	1,364,580	48,500	-	1,413,080
Resignation (2)	783,303	1,364,580	48,500	26,629	2,223,012

Cesar Ribeiro
Involuntary Termination	1,138,919	1,147,980	80,820	30,525	2,398,244
Change in Control (1)	-	1,147,980	80,820	-	1,228,800
Resignation (2)	759,280	1,147,980	80,820	30,525	2,018,605

__________

(1)           The named executive officers would not receive the amounts designated under the “Aggregate Severance Pay” and “Welfare Benefits Continuation” columns.

(2)           Resignation during the 30-day period commencing on the first anniversary of the date of the Change in Control.  If a resignation constitutes an Involuntary Termination, the executive will be entitled to the higher payments.

(3)           All outstanding stock options granted and restricted stock awarded by the Company or any of its affiliates to the Company's named executive officers will become fully vested and immediately exercisable.

(4)           Includes the employer portion of the premiums necessary to continue health care coverage and the value of the continued use of an automobile and payment of associated costs by us for one year from the date of termination.

Employment-Related Arrangements

The Company is party to employment agreements with each of our named executive officers which we amended on January 14, 2009. The descriptions of the employment agreements below reflect these amendments.

Employment Agreement with David F. Carney

Employment Period.    The agreement provides that Mr. Carney will serve as our Executive Chairman through December 31, 2010.

Compensation and Benefits.    We have agreed that we will compensate Mr. Carney with a minimum annual base salary of $425,000. Mr. Carney will also be eligible to earn an annual bonus for each calendar year during the term of his employment, pursuant to the terms of our MIC Plan in effect for such calendar year.  For a description of the MIC Plan, please see the “Compensation Discussion and Analysis”.

Mr. Carney will also be included, to the extent eligible, in all of our employee benefit plans, programs and arrangements (including, without limitation, any plans, programs or arrangements providing for retirement benefits, profit sharing, disability benefits, health and life insurance or vacation and paid holidays) that are established for, or made available to, our senior executives.  In addition, we will furnish Mr. Carney with coverage by our customary director and officer indemnification arrangements, subject to applicable law.

Involuntary Termination.    In the event that during Mr. Carney’s employment term, there is an “Involuntary Termination” (as defined below) of Mr. Carney’s employment, we will pay him: (1) two times the amount of his base salary, as is then in effect; (2) two times the average of his annual bonus over the prior two years; (3) all outstanding reasonable travel and other business expenses incurred as of the date of his termination; and (4) the employer portion of the premiums necessary to continue his health care coverage for the earlier of (A) one year and (B) the date on which he is covered under another group health plan. Mr. Carney will also be entitled to (1) the continued use of an automobile and payment of associated costs by us for the greater of (A) one year and (B) the remainder of his employment term and (2) receive any other accrued compensation and benefits otherwise payable to him as of the date of his termination. All the aforementioned payments would be paid by us in a lump-sum amount no later than 30 days after the date of his termination. This lump sum payment may be deferred for six months, if necessary, to comply with the American Jobs Creation Act of 2004. For purposes of Mr. Carney’s employment agreement, “Involuntary Termination” means the termination of his employment (1) by us (or any successor thereto) without “Cause” (as defined in his employment agreement) or (2) by Mr. Carney for “Good Reason” (as defined in his employment agreement).

Termination for Cause, Death or Disability; Resignation Other than for Good Reason.    In the event that during Mr. Carney’s employment term, Mr. Carney’s employment is terminated by us for Cause, or Mr. Carney resigns from his employment other than for Good Reason, we will pay him (or his estate, if applicable) his accrued but unpaid base salary earned through the date of termination, unreimbursed expenses, plus any other accrued but unpaid employee benefits earned through the date of his termination, including, without limitation, any annual bonus due but not yet paid for a completed calendar year.

Change in Control.    Upon a Change in Control (as defined in his employment agreement), we (or our successor) will continue the employment of Mr. Carney, and Mr. Carney will continue performing services for us for a period of two years commencing on the date of the Change in Control and ending on the second anniversary thereof. Upon a Change in Control, all outstanding stock options granted and restricted stock awarded by us or any of our affiliates to Mr. Carney will become fully vested and immediately exercisable on the date of the Change in Control.

During a 30-day period commencing on the first anniversary of the date of the Change in Control, Mr. Carney will have the right to resign from his employment with us (or our successor) for any reason and receive an amount equal to (i) one times the amount of his base salary, as is then in effect, and (ii) one times the average of his annual bonus paid to him for the two years immediately prior to the year in which such resignation occurs. If, however, such resignation constitutes an Involuntary Termination (as defined above), he will receive payments in accordance with an Involuntary Termination.  All of the aforementioned payments would be paid by us in a lump-sum amount no later than 30 days after the date of his termination.

Reduction in Payments.    The employment agreement contains an Internal Revenue Code, as amended (the “Code”) Section 280G “cusp” provision. In the event that any payment or distribution by us to or for the benefit of Mr. Carney pursuant to the terms of the employment agreement or otherwise would be considered a “parachute payment” and the amount of the parachute payment, after deduction of all relevant taxes, including excise taxes imposed by Code Section 4999, is less than the amount Mr. Carney would receive if he was paid three times his average “base amount” less $1.00, then the aggregate amounts constituting the parachute payment will be reduced (or returned by Mr. Carney if already paid to him) to an amount that will equal three times his average “base amount” less $1.00.

Noncompetition.    Mr. Carney is subject to a noncompetition restrictive covenant during the term of his employment and for one year thereafter, although the covenant will not apply if his employment is terminated due to an Involuntary Termination or he resigns during the 30-day period commencing on the first anniversary of a Change in Control.

Nonsolicitation.    Mr. Carney is subject to a nonsolicitation restrictive covenant of clients, employees and key consultants during the term of this employment and for one year thereafter.

Confidentiality.    Mr. Carney is subject to a confidentiality restrictive covenant of unlimited duration.

Arbitration.    Any dispute or controversy arising under or in connection with Mr. Carney’s employment agreement that cannot be mutually resolved by him and us will be settled exclusively by arbitration in West Orange, New Jersey. The cost of the arbitration will be borne by the parties in the manner determined by the arbitrators.

Waiver and Release.    Our obligations upon a termination of employment under Mr. Carney’s employment agreement are subject to Mr. Carney executing and delivering a waiver and release (relating to his release of claims against us) in a form reasonably and mutually agreed upon.

Employment Agreements with Named Executive Officers other than Mr. Carney

The terms of the Company’s employment agreements for Messrs. McAlmont, Shaw and Ribeiro are identical to those set forth in Mr. Carney’s employment agreement described above, except that (a) Mr. McAlmont will serve as President and Chief Executive Officer through December 31, 2010 and will receive a minimum annual base salary of $375,000; (b) Mr. Shaw will serve as Executive Vice President and Chief Administrative Officer and will receive a minimum annual base salary of $325,000; (c) Mr. Ribeiro will serve as Senior Vice President, Chief Financial Officer and Treasurer, and will receive a minimum annual base salary of $315,000; and (d) in the event of an Involuntary Termination of either of Messrs. McAlmont’s, Shaw’s or Ribeiro’s employment term, each shall be entitled to receive a payment of one and one half times his base salary and average annual bonus (as opposed to two times).

 “Involuntary Termination” generally means the termination of the executive’s employment by the executive for Good Reason (as defined below) or by the Company without Cause.

Prior to a Change in Control (as defined below), “Cause” generally means any of the following: (i) the executive’s willful failure to perform his duties in any material respect, (ii) malfeasance or gross negligence in the performance of his duties, (iii) the executive’s conviction of a felony, (iv) the executive’s intentional or reckless disclosure of confidential information, (v) the executive’s commission of an act of sexual harassment that would normally constitute grounds for termination, or (vi) any other act or omission by the executive which is materially injurious to the financial condition or business reputation of the Company or any of its affiliates . The definition also requires that the Executive be given 30 days’ notice to cure a breach of (i) and (ii) above.  After a Change in Control, Cause would not include (iii), (iv) and (v) above.

“Good Reason” generally means the occurrence of any of the following without the executive’s written consent: (i) a reduction in the executive’s base salary or minimum guaranteed annual bonus; (ii) an adverse change in the executive’s title, authority, duties or responsibilities; (iii) the relocation of the executive’s principal place of employment; (iv) a failure by the Company to pay material compensation when due; or (v) a material breach of the Employment Agreement by the Company.  The definition also requires that the Executive be given 10 days’ notice to cure any Good Reason that is susceptible to cure.

“Change in Control” generally means any of the following: (i) when a person directly or indirectly becomes the beneficial owner of 25% or more of either (1) the then outstanding common stock, or (2) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (other than any acquisition directly from the Company, by the Company, or by an employee benefit plan sponsored by the Company); (ii) when, during any period of 24 consecutive months, the individuals who constitute the board of directors cease to constitute at least a majority thereof; (iii) when the stockholders approve a reorganization, merger or consolidation of the Company without the consent or approval of a majority of the board of directors; (iv) when there is a consummation of a merger, amalgamation or consolidation of the Company with any other corporation, the issuance of voting securities of the Company in connection with such a transaction or the sale or other disposition of all or substantially all of the assets of the Company or the acquisition of assets of another corporation(unless there is no significant change in the beneficial ownership of the common stock); or (v) a complete liquidation or dissolution of the Company or the sale or other disposition of all or substantially all of the assets of the Company.  A Change in Control will not occur if Stonington Partners, Inc., together with Five Mile River Capital, LLC and any of their respective affiliates, remain the group with the largest single beneficial ownership stake in the Company.

Director Compensation

As described more fully below, this chart summarizes the annual cash compensation for the Company’s non-employee directors during 2009:

Director Compensation
for Fiscal Year End December 31, 2009

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	All Other Compensation ($)	Total ($)
(1)		(2)
Peter S. Burgess	54,000	40,000	-	94,000
James J. Burke, Jr.	36,500	40,000	-	76,500
Celia H. Currin	39,000	40,000	-	79,000
Paul E. Glaske	39,000	40,000	-	79,000
Charles F. Kalmbach	38,000	40,000	-	78,000
Alexis P. Michas	36,500	40,000	-	76,500
J. Barry Morrow	38,000	40,000	-	78,000
Jerry G. Rubenstein	38,000	40,000	-	78,000
__________

(1)	David F. Carney and Shaun E. McAlmont do not receive any fees or stock awards for their service as a director.

(2)
Represents the grant date fair value of restricted stock awards.  The fair value of these grants were determined in accordance with Accounting for Stock-Based Compensation.  These grants vest ratably on the first through third year anniversary of the award date.

The following table lists the cumulative shares of restricted stock and option awards held by current directors as of December 31, 2009:

Name	Restricted Shares	Option Awards
Peter S. Burgess	13,441	-
James J. Burke, Jr.	13,441	-
Celia H. Currin	13,997	-
Paul E. Glaske	13,441	-
Charles F. Kalmbach	6,403	-
Alexis P. Michas	13,441	-
J. Barry Morrow	13,997	-
Jerry G. Rubenstein	13,441	33,070

Compensation of Directors

In 2009, the Company paid each of its non-employee directors annual compensation of $25,000 for services to the Company.  In addition, each non-employee director receives $1,000 per board meeting attended in person or by telephone. Non-employee directors on Committees of the board will each receive an additional payment of $1,500 for each comittee meeting attended on a day other then the day of board meeting for which that director has been compenstaed. The chairman of each committee of the board receives an additional $500 per board meeting attended.  Non-employee directors on committees of the board will each receive an additional payment of $1,000 for each committee meeting attended on a day other than the day of a board meeting for which that director has been compensated. The audit committee chairman will receive an additional $10,000 annual retainer.

Beginning in 2010, the Company will pay each of its non-employee directors annual compensation of $40,000 for services to the Company.  In addition, each non-employee director will receive $1,500 per board meeting attended in person or by telephone. Non-employee directors on committees of the board will each receive an additional payment of $1,500 for each committee meeting attended on a day other than the day of a board meeting for which that director has been compensated.  The audit committee chairman will receive an additional $15,000 annual retainer, the nominating and corporate governance committee chairman will receive an additional $10,000 annual retainer and the compensation committee chairman will receive an additional $5,000 annual retainer.

Non-employee directors are also eligible to receive awards of restricted stock under the 2005 Non-Employee Directors Restricted Stock Plan (the “Restricted Stock Plan”) as compensation for their services as directors.

Initial Grant of Restricted Stock.  Pursuant to the Restricted Stock Plan, each non-employee director receives an initial award of shares of restricted stock equal to $60,000 (based on the fair market value of a share of common stock on the date of grant) for service as a director of the Company on the first day of the calendar month following the month in which such non-employee director first becomes a non-employee director.

Annual Grants of Restricted Stock.  The Restricted Stock Plan also provides that, as of the date of each annual meeting, each non-employee director shall automatically receive an award of shares of restricted stock equal to $40,000 (based on the fair market value of a share of common stock on the date of grant) for service as a director of the Company, provided that such non-employee director continues to serve as a director of the Company immediately after such annual meeting.  On April 30, 2009, 2,411 shares of common stock were awarded to each of our eight non-employee directors.  The per share fair market value of the common stock on April 30, 2009 was $16.59.

All awards of common stock under the Restricted Stock Plan vest ratably on the first, second and third anniversary of the grant date; however, there is no vesting period on the right to vote or the right to receive dividends on these shares.  As of December 31, 2009, there were a total of 104,242 shares outstanding under the Restricted Stock Plan of which 60,047 shares are vested.

Beginning in 2010, as of the date of each annual meeting, each non-employee director shall automatically receive an award of shares of restricted stock equal to $55,000 (based on the fair market value of a share of common stock on the date of grant) for service as a director of the Company, provided that such non-employee director continues to serve as a director of the Company immediately after such annual meeting.    All awards of common stock under the Restricted Stock Plan vest on the first anniversary of the grant date.

Audit Committee Report

The Audit Committee assists the board of directors in fulfilling its oversight responsibilities with respect to the Company’s financial reporting process, by monitoring, among other matters, the quality and integrity of the Company’s financial statements, the independence and performance of Deloitte & Touche LLP (“D&T”), the Company’s independent registered public accounting firm, and the performance of the Company’s internal auditors.  Management has primary responsibility for preparing the financial statements and for the reporting processes, including the design and maintenance of the Company’s system of internal controls.  The independent registered public accounting firm is responsible for auditing the Company’s consolidated financial statements and opining upon management’s internal control assessment and upon the effectiveness of those controls in accordance with the standards of the Public Company Accounting Oversight Board (PCAOB).  The Audit Committee is solely responsible for the compensation, appointment and oversight of the Company’s independent registered public accounting firm.

In this context, the Audit Committee has met and held discussions with management, the independent registered public accounting firm and the internal auditors, separately and together, with and without management present, regarding the Company’s audited financial statements as of December 31, 2009, and for the year then ended and regarding the Company’s internal controls.  Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles in the U.S.  The Audit Committee also discussed with the independent registered public accounting firm the matters required to be discussed by PCAOB Interim Auditing Standard AU Section 380 (Communications with Audit Committees).  Further, the Audit Committee discussed with the internal auditors the Company’s plans for and scope of internal audits, identification of audit risks and results of audit activities.

The Audit Committee reviewed and discussed with the independent registered public accounting firm the auditor’s independence from the Company and its management.  As part of that review, the Company’s independent registered public accounting firm submitted to the Audit Committee the written disclosures and the letter required by Independence Standards Board Standard No. 1, as amended (Independence Discussions with Audit Committees) in which D&T affirmed its independence from the Company.  Further, the Audit Committee discussed with D&T the firm’s independence and considered whether D&T’s provision of non-audit services to the Company was compatible with maintaining D&T’s independence.  The Audit Committee concluded that D&T is independent from the Company and its management.

Based upon the considerations described above and subject to the limitations upon the role and responsibilities of the Audit Committee as set forth in the Audit Committee’s Charter, the Audit Committee recommended to the board of directors that the audited financial statements for the year ended December 31, 2009 be included in the Company’s 2009 Annual Report on Form 10-K.

AUDIT COMMITTEE
Peter S. Burgess, Chairman
Celia H. Currin
Charles F. Kalmbach
Jerry G. Rubenstein
Date: March 24, 2010

PROPOSAL NUMBER TWO—RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Deloitte & Touche LLP, which has served as the Company’s independent registered public accounting firm since 1999, to be the Company’s independent registered public accounting firm for the year ending December 31, 2010. Deloitte & Touche LLP has advised the Company that it does not have any direct or indirect financial interest in the Company. Representatives of Deloitte & Touche LLP are expected to attend the annual meeting and will be given the opportunity to make a statement if they choose to do so. They will also be available to respond to appropriate questions.

Before appointing Deloitte & Touche LLP, the Audit Committee carefully considered Deloitte & Touche LLP’s qualifications, including the firm’s performance as independent registered public accounting firm for the Company in prior years and its reputation for integrity and competence in the fields of accounting and auditing. The Audit Committee also considered whether Deloitte & Touche LLP’s provision of non-audit services to the Company is compatible with its independence from the Company.

Shareholders will be asked at the annual meeting to ratify the appointment of Deloitte & Touche LLP. If the shareholders ratify the appointment, the Audit Committee may still, in its discretion, appoint a different independent registered public accounting firm at any time during the year 2010 if it concludes that such a change would be in the best interests of the Company. If the shareholders fail to ratify the appointment, the Audit Committee will reconsider, but not necessarily rescind, the appointment of Deloitte & Touche LLP.

Fees Billed by Independent Registered Public Accounting Firm

As more fully described below, all services to be provided by Deloitte & Touche LLP are pre-approved by the Audit Committee, including audit services, tax services and certain other services.

The SEC requires disclosure of fees billed by the Company’s independent registered public accounting firm for certain services.  The following table sets forth the aggregate fees billed to Deloitte & Touche LLP during the years ended December 31, 2009 and 2008:

Fee Category	2009	2008
Audit and Audit Related Fees	$583,500	$768,550
Tax Fees	231,275	137,337
All Other Fees	294,500	392,800

Total Fees	$1,109,275	$1,298,727

Audit and Audit Related Fees consisted principally of audit services of our consolidated financial statements, review of our quarterly financial statements, services that are normally provided by the independent auditors in connection with statutory and regulatory filings and the audit of management’s report on the effectiveness of our internal control over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act of 2002.

Tax Fees consisted principally of professional services rendered by Deloitte & Touche LLP in connection with the Company’s tax compliance activities, including technical and tax advice related to the preparation of tax returns.

All Other Fees consisted of professional services rendered in connection with the Company’s 401(k) and pension plan audits, registration statements on Form S-3 and related offerings of our common stock and consultation regarding the acquisition of Baran Institute of Technology, Inc.

Audit Committee Pre-Approval Policy

The Audit Committee approves, prior to engagement, all audit and non-audit services provided by Deloitte & Touche LLP and all fees to be paid for such services. All services are considered and approved on an individual basis. In its pre-approval and review of non-audit service fees, the Audit Committee considers, among other factors, the possible effect of the performance of such services on the auditors’ independence.

Required Vote

A majority of the votes cast at the annual meeting will be required to ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2010.

The board of directors recommends a vote FOR the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2010.

ANNUAL REPORT AND FINANCIAL STATEMENTS AND
COMMITTEE AND CORPORATE GOVERNANCE MATERIALS OF THE COMPANY

Copies of the Company’s Annual Report filed with the SEC on Form 10-K for the year ended December 31, 2009, including the Company’s consolidated financial statements and financial statement schedule, will be mailed to interested shareholders, without charge, upon written request.   Exhibits to the Form 10-K will be provided upon written request and payment to the Company of the cost of preparing and distributing those materials. The current charters of the Board’s Audit, Compensation, Nominating and Corporate Governance Committees, along with the Company’s Code of Business Ethics and Conduct and Integrity Assurance Program, are available to interested shareholders upon request and are posted on our website at www.lincolnedu.com. Written requests should be sent to Lincoln Educational Services Corporation, 200 Executive Drive, Suite 340, West Orange, New Jersey 07052, Attention: Investor Relations.

CORPORATE GOVERNANCE GUIDELINES AND CODE OF ETHICS

The board of directors has adopted corporate governance guidelines, which include guidelines for determining director independence, director responsibilities, director access to management and independent advisors, and director stock ownership guidelines.

The board of directors has adopted an Integrity Assurance Program – A Code of Business Ethics and Conduct that applies to all directors, officers and employees and that is intended, among other things, to comply with Section 406 of the Sarbanes-Oxley Act of 2002 and related SEC and NASDAQ Marketplace Rules requiring a code of ethics for a company’s directors, officers and employees. A copy of the Integrity Assurance Program – A Code of Business Ethics and Conduct is posted on our website at www.lincolnedu.com. The Audit Committee must approve any requests for amendments to or waivers from the Integrity Assurance Program with respect to directors and executive officers and the Company intends to report such amendments or waivers that are required to be reported pursuant to the rules of the SEC and the NASDAQ Global Select Market on the Company’s website.

Transactions with Related Persons

The Company recognizes that related person transactions present a heightened risk of conflicts of interest.  As a general matter, it is the preference of the Company to avoid related person transactions.  The term “related person transaction” refers to a transaction required to be disclosed pursuant to Item 404 of Regulation S-K, under the Securities Act of 1933, as amended.

Nevertheless, the Company recognizes that there are situations where related person transactions may be in, or may not be inconsistent with, the best interests of the Company and its shareholders.  As a result, pursuant to the Company’s Audit Committee (the “Committee”) written charter, the Committee is charged with the responsibility to review and approve all related person transactions on an ongoing basis.  All such transactions must be approved in advance by the Audit Committee.

In addition, the Company’s Code of Business Ethics and Conduct (the “Code of Conduct”) contains policies and procedures with respect to conflicts of interest and related person transactions.  The Code of Conduct requires that all directors, officers, employees and certain other persons subject to the Code of Conduct, adhere to it and prohibits certain arrangements that may be relevant to related person transactions including, but not limited to, prohibitions against: obtaining a substantial interest in any entity which does or seeks to do business with, or is a competitor of, the Company; entering into various arrangements (including family or other relationships) which might dissuade such director, officer, employee or other person from acting in the best interest of the Company; entering into a financial transaction or relationship with a student, prospect, vendor, agent or competitor of the Company; benefiting, or seeking to benefit, (directly or indirectly) from such person’s position with the Company from any sale, purchase or other activity of the Company; using Company property or information for personal gain; obtaining loans or guarantees for personal obligation from the Company; and competing with the Company.

On December 15, 2009, we repurchased 1,250,000 shares of our common stock for $26.2 million from our principal stockholder, Back to School Acquisition, L.L.C. (“BTS”), concurrently with BTS’ sale of an additional 750,000 shares of our common stock in a block trade pursuant to Rule 144 under the Securities Act of 1933.  Stonington Partners Inc. is the managing member of BTS.   Two members of our board of directors (Messrs. Burke and Michas) are partners of Stonington. The repurchase transaction was evaluated and approved by directors of the Company's board of directors who were not affiliated with BTS. The board of directors also received a fairness opinion that the terms of the repurchase from BTS were fair to the Company from a financial point of view.  The repurchase represented 4.6% of the Company's common stock then outstanding and, together with the shares sold in the block trade, reduced BTS' beneficial ownership interest in the Company from approximately 37.9% to 31.8%.

SHAREHOLDER PROPOSALS FOR THE 2011 ANNUAL MEETING OF SHAREHOLDERS

Shareholder proposals that are intended to be presented at the 2011 Annual Meeting of Shareholders pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, must be received by the Secretary of the Company, in writing, no later than November 26, 2010 in order to be considered for inclusion in the Company’s proxy materials for that annual meeting. Shareholder proposals and shareholder nominations for election to the board of directors must also comply with the current advance notice and other requirements set forth in the Company’s bylaws to be eligible to be presented at an annual meeting. These requirements include, in part, the requirement that any such proposal or nomination must, with certain exceptions if the date of the annual meeting is advanced or delayed more than 30 days from that of the first anniversary of this year’s annual meeting, be submitted to the Secretary of the Company at least 120 and not more than 150 days prior to the first anniversary of the date of mailing of the notice for this year’s annual meeting (or between October 27, 2010 and November 26, 2010 based on this year’s notice mailing date of March 26, 2010).

COMMUNICATING WITH THE BOARD OF DIRECTORS

You may contact any non-employee director, or the entire board, at any time. Your communication should be sent to the Lincoln Educational Services Corporation Board of Directors – Non-Employee Directors, c/o Corporate Secretary, Lincoln Educational Services Corporation, 200 Executive Drive, Suite 340, West Orange, New Jersey 07052.

Communications are distributed to the board, or any board member as appropriate, depending on the facts and circumstances outlined in the communication. Certain items that are unrelated to the duties and responsibilities of the board will be excluded, such as spam and other junk mail, resumes and other job inquiries, surveys and business solicitations or advertisements.

Material that is unduly hostile, threatening, illegal or similarly unsuitable will also be excluded. We will make available to any non-employee director any communication that is filtered in accordance with the process described above, at that director’s request.

HOUSEHOLDING OF ANNUAL MEETING MATERIALS

Some banks, brokers and other nominee record holders may participate in the practice of “householding” proxy statements and annual reports. This means that unless stockholders give contrary instructions, only one copy of our proxy statement or annual report may be sent to multiple stockholders in each household who share an address. We will promptly deliver a separate copy of either document to you if you call or write to us at the following address or telephone number: Lincoln Educational Services Corporation, c/o Corporate Secretary, 200 Executive Drive, Suite 340, West Orange, New Jersey 07052, telephone (973) 736-9340. If you want to receive separate copies of our proxy statement or annual report in the future, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker or other record holder, or you may contact us at the above address or telephone number.

OTHER INFORMATION

Proxy authorizations submitted via the Internet must be received by 5:00 p.m. (Eastern Time) on April 29, 2010. To give your proxy authorization via the Internet, please read the instructions accompanying the enclosed proxy card. Costs associated with electronic access, such as from access providers, will be borne by the shareholder.

By Order of the Board of Directors
/s/ Kenneth M. Swisstack
Kenneth M. Swisstack
Corporate Secretary
West Orange, New Jersey
March 24, 2010